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                                                                     EXHIBIT 10


                       LICENSE AND DISTRIBUTION AGREEMENT

     This License and Distribution Agreement ("Agreement") is made as of May 11, 2002 by and between Viisage Technology, Inc., a Delaware corporation having its principal place of business at 30 Porter Road, Littleton, Massachusetts 01460 ("Viisage") and Hummingbird Defense Systems, Inc., a Nevada corporation having its principal place of business at 2415 E. Camelback Road, Suite 700, Phoenix, Arizona ("Hummingbird").

                                    Recitals

     1. Viisage is in the owner of, and is in the business of developing, marketing, licensing and selling facial recognition technology and products ("Viisage Technology" as defined herein) and related identification and surveillance products.

     2. Hummingbird is the owner of and is in the business of developing, marketing, licensing and selling command and control software systems, including its process equipment control system product called "PECOS" ("Hummingbird Technology" as defined herein).

     3. Viisage wishes to develop and distribute applications incorporating Hummingbird Technology, and Hummingbird wishes to develop and distribute applications that incorporate Viisage Technology, subject to the exclusivity provisions provided for in this Agreement.

     4. The parties wish to license their respective technology to each other and to cooperate in developing and marketing applications that incorporate both of their technologies, as such are described above.

     5. The parties do not intend to engage in the joint development of products and applications pursuant to this Agreement and will negotiate the terms of any joint development of products and applications in a separate written agreement upon undertaking any such joint development.

Accordingly, Viisage and Hummingbird, in consideration of the mutual promises contained herein and intending to be legally bound, agree to the following terms and conditions:

                              Terms and Conditions

1.   Defined Terms

     1.1 Authorized Distributor means a Licensee distributor of Licensee Applications that: (a) has been approved by Licensor to distribute Applications;
(b) has agreed in writing to comply with the relevant provisions of this Agreement, including, without limitation, all of the restrictions on use and distribution of the Applications, the representations, and the payment and notice requirements; and (c) for which Licensee has agreed to accept responsibility for ensuring compliance with all of Authorized Distributors obligations under this Agreement, including payment to Licensor.

     1.2 Authorized Field means use of Viisage Applications and Hummingbird Applications by Customers in the markets described on Exhibit A attached hereto.

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     1.3   Applications means Hummingbird Applications and Viisage Applications, collectively.

     1.4 Customer means an end-user that sublicenses Viisage Applications from Viisage or Hummingbird Applications from Hummingbird pursuant to a Customer Contract.

     1.5 Customer Contract means an agreement that Licensee enters into with a Customer to license Applications for internal end use only by Customer in the Authorized Field; such agreement to include the sublicensing terms and conditions set forth in Section 6 and to otherwise comply with the relevant terms and conditions of this Agreement.

     1.6 Documentation means the user training manual(s) and any other materials supplied by Licensor for use with the Licensor's Technology.


     1.7 Effective Date means May 11, 2002, the date on which this Agreement is signed.


     1.8 Hummingbird Applications mean applications (i.e. systems that include Viisage Technology and Hummingbird Technology as part of a command and control solution) developed by Hummingbird or on behalf of Hummingbird that incorporate Viisage Technology pursuant to the terms of this Agreement.

     1.9 Hummingbird Technology means Hummingbird's software systems listed in Exhibit A.

     1.10 Licensee shall be used to refer to the party that is the licensee of the technology in the relevant provision (i.e. Viisage is the Licensee with respect to use of Hummingbird Technology, Marks and Documentation and Hummingbird is the Licensee with respect to Viisage Technology, Marks and Documentation).

     1.11 Licensor shall mean the party that is the owner and licensor of the Technology, Documentation and Marks in the relevant provision (i.e. Viisage is the Licensor with respect to Viisage Technology, Documentation and Marks, and Hummingbird is the Licensor with respect to Hummingbird Technology, Documentation and Marks).

     1.12 Viisage Applications mean applications (i.e. systems that include Viisage Technology and Hummingbird Technology as part of a command and control solution) developed by Viisage or on behalf of Viisage that incorporate Hummingbird Technology pursuant to the terms of this Agreement.

     1.13 Viisage Technology means Viisage's facial recognition technology and products listed in Exhibit A, in executable machine code form only.

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2.   Grants of Licenses and Distribution Rights

     2.1  Cross-Licenses and Distribution Rights.


          2.1.1 License Grant to Hummingbird. Subject to the terms and conditions of this Agreement, Viisage hereby grants to Hummingbird, and Hummingbird hereby accepts from Viisage, a worldwide, limited, non-transferable, non-exclusive license during the term of this Agreement to: (a) integrate Viisage Technology into Hummingbird Applications for distribution to Customers in the Authorized Field, provided that such integration shall not involve any modifications of or alternations to Viisage Technology; (b) sub-license Viisage Technology to sub-contractors solely for internal use for the purpose of developing Hummingbird Applications for Hummingbird and providing support to Customers on behalf of Hummingbird during the term of and subject to the limitations of this Agreement, provided that such sub-contractors agree to the relevant terms and conditions of this Agreement in writing, including, without limitation, the provisions regarding confidentiality and limitations on use of Viisage Technology; (c) market, distribute, and grant limited term or perpetual sublicenses to the Viisage Technology as part of the Hummingbird Applications to Customers in the Authorized Field; (d) use Viisage Technology solely in connection with marketing, demonstrating and selling Hummingbird Applications to Customers; (e) provide installation and support services for Customers as required under Customer Contracts for so long as such Customer Contracts remain in effect; and (f) to sub-license Hummingbird's Authorized Distributors to market, distribute and grant limited term or perpetual sublicenses to the Viisage Technology as part of the Hummingbird Applications to Customers in the Authorized Field and to use the Viisage Technology in connection with marketing, selling and supporting such Customers. Hummingbird acknowledges and agrees that the rights and licenses granted to Hummingbird herein are subject to the limitations contained herein and are contingent upon Hummingbird's and its sub-contractors and its Authorized Distributors full compliance with the terms and conditions of this Agreement.

          2.1.2 License Grant to Viisage. Subject to the terms and conditions of this Agreement, Hummingbird hereby grants to Viisage, and Viisage hereby accepts from Hummingbird, a worldwide, limited, non-transferable, non-exclusive license during the term of this Agreement to: (a) integrate Hummingbird Technology into Viisage Applications for distribution to Customers in the Authorized Field, provided that such integration shall not, without prior written approval of Hummingbird, involve any modifications of, or alternations to, Hummingbird Technology; (b) sub-license Hummingbird Technology to sub-contractors solely for internal use for the purpose of developing Viisage Applications for Viisage and providing support to Customers on behalf of Viisage during the term of and subject to the limitations of this Agreement, provided that such sub-contractors agree to the relevant terms and conditions of this Agreement in writing, including, without limitation, the provisions regarding confidentiality and limitations on use of Hummingbird Technology; (c) market, distribute, and grant limited term or perpetual sublicenses to the Hummingbird Technology as part of the Viisage Applications to Customers in the Authorized Field; (d) use Hummingbird Technology solely in connection with testing, marketing, demonstrating and selling Viisage Applications to Customers; (e) provide installation and support services for Customers as required under Customer Contracts for so long as such Customer Contracts remain in effect; and (f) to sub-license Viisage's Authorized Distributors to market, distribute and grant limited term or perpetual sublicenses to the Hummingbird Technology as part of the Viisage Applications to Customers in the Authorized Field and to use the Hummingbird Technology in connection with marketing, selling and supporting such Customers. Viisage acknowledges and agrees that the rights and licenses granted to Viisage herein are subject to the

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limitations contained herein and are contingent upon Viisage's and its sub-contractors and its Authorized Distributors full compliance with the terms and conditions of this Agreement.

          2.1.3 Exclusive Use of Licensee Technology in Applications. Both parties acknowledge that the other party will be providing training, proprietary information, marketing techniques and making other such investments of time and resources to support this distribution relationship in reliance on the other party's investment of time and resources in promoting the Applications. Each party agrees that it will not purchase, distribute, resell or market any products or services or applications that include such products and services provided by a third party that are similar to or compete with the other party's Technology (Hummingbird Technology and Viisage Technology respectively) during the term of this Agreement, provided that each party may obtain such products to satisfy specific business opportunities if the other party is unable to satisfy it's reasonable commercial needs for such products after being provided with a reasonable opportunity to do so.

     2.2  Limitation of Rights of Licensee.


          2.2.1 Licensor does not grant Licensee or Authorized Distributors any title to or ownership interests in the Licensor Technology, Licensor Documentation, or any extensions, modifications, upgrades, improvements, or parts thereof. Except as otherwise expressly provided for in this Agreement, Licensee and Authorized Distributors shall not have any right to transfer or assign their license to Licensor Technology or any of their rights under this Agreement.

          2.2.2 Licensee and Licensee's Authorized Distributors shall not have any right to modify or to create derivative works from Licensor Technology, provided that Licensee may develop and market Licensee Applications that incorporate the Licensor Technology in unaltered and unmodified form. Licensee and its Authorized Distributors shall have no right to receive, review, or otherwise use or have access to the source code for Licensor's Technology and Licensee and Authorized Distributors may use and distribute Licensor Technology only as incorporated into Licensee Applications, only in executable machine code form, and only to Customers.

          2.2.3 All rights in Viisage Technology, and related facial recognition technology, including but not limited to modifications, extensions, and improvements thereto, all of Viisage's ideas and their tangible expression, all product specifications and applications developed by or on behalf of Viisage, and all Viisage confidential information, trade secrets, trademarks, service marks, patents, and copyrights, are and will remain the property of Viisage or its licensors. This Agreement and the licenses granted hereunder are subject to all restrictions of Viisage licensors of licensor technology embedded in Viisage Technology.

          2.2.4 All rights in Hummingbird Technology, including but not limited to modifications, extensions, and improvements thereto, all of Hummingbird's ideas and their tangible expression, all product specifications and applications developed by or on behalf of Hummingbird, and all Hummingbird confidential information, trade secrets, trademarks, service marks, patents, and copyrights, are and will remain the property of Hummingbird or its licensors. This Agreement and the licenses granted hereunder are subject to all restrictions of Hummingbird licensors of licensor technology embedded in Hummingbird Technology.

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     2.3  Distribution Rights.

          2.3.1 Subject to the terms and conditions of this Agreement, Licensor grants Licensee the right to distribute and to allow its Authorized Distributors to distribute Licensor Technology that is incorporated into Licensee Applications to Customers in the Authorized Field, provided that Licensor Technology is distributed by Licensee and its Authorized Distributors in accordance with the terms and conditions of this Agreement. Licensee accepts such appointment and acknowledges and agrees that this appointment and the rights and licenses granted to Licensee are subject to the limitations contained herein and are contingent upon Licensee's and its sub-contractors' and Authorized Distributors' full compliance with the terms and conditions of this Agreement.

          2.3.2 Licensee represents and warrants that it has the power and authority to enter into and perform its obligations under this Agreement, that it and its Authorized Distributors do not have any obligations that would interfere with their performance hereunder, and that the terms of this Agreement and performance of Licensee's and its Authorized Distributors' obligations under this Agreement will not violate any applicable laws or regulations in any relevant jurisdictions.

          2.3.3 Licensee shall remain responsible for all obligations to Licensee's Customers that purchase Licensee Applications from Licensee and its Authorized Distributors, except as expressly provided in this Agreement.

          2.3.4 Licensee and its Authorized Distributors each shall: (a) comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities; (b) preserve and maintain its legal existence and all of its material rights, privileges, and licenses; and (c) promptly give Licensor notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings affecting Licensee. Licensee shall notify Licensor in writing within three (3) days of Licensee's receipt of any notice of threatened or actual litigation or claims made by a Customer or other parties involving the Licensor Technology or Licensee Applications.

          2.3.5 Licensee shall maintain product liability, and errors and omissions insurance in amounts reasonably approved by Licensor.

          2.3.6 Licensee shall provide Licensor with a copy of any Licensee Applications that are developed by or on behalf of Licensee prior to commercial release, unless the parties agree otherwise, and Licensee Applications must satisfy any of Licensor's basic guidelines on use of Licensor Technology as may be provided from time to time by Licensor.

     2.4  No Reverse Engineering or Modification. Licensee and its
Authorized Distributors may not modify, decompile, copy, disassemble, translate, or reverse engineer Licensor Technology and may not copy or otherwise reproduce or modify any Licensor Documentation without the prior written consent of Licensor, provided that Licensee and its Authorized Distributors may each make one archival copy of the Licensor Technology to be used only for back up purposes.

     2.5  Display of Trademarks.

          2.5.1 Unless otherwise requested by Licensor, Licensee agrees to use the proprietary, registered name and marks of Licensor and the applicable product trademarks of

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Licensor (collectively, the "Licensor Marks") on all Licensee Applications that are distributed to Customers. Licensee agrees not to adapt or use any of the Licensor Marks in any manner except as expressly provided in this Agreement or as requested by Licensor, and Licensor shall have the right to inspect Licensee Applications utilizing the Licensor Marks. Licensee may not alter any proprietary markings on Licensor Technology or on the Licensor Documentation, including copyright, trademark, and patent legends, without Licensor's prior written permission.

          2.5.2 Licensee and its Authorized Distributors shall have a limited, non-exclusive, non-transferable, license to use and display the Licensor Marks on the Licensee Applications and in connection with the marketing and distribution of Licensee Applications in the Authorized Field during the Term, all in accordance with such specifications for use of the Licensor Marks as Licensor may, in its discretion, establish and modify from time to time and subject to any other requirements imposed by this Agreement.

          2.5.3 Licensee and each of its Authorized Distributors acknowledges and agrees that: (a) the Marks are and shall remain the sole property of Licensor; (b) nothing in this Agreement shall convey to Licensee or its Authorized Distributors any right of ownership in the Licensor's Marks; (c) Licensee and Authorized Distributors shall not now or in the future contest the validity of the Licensor's Marks; and (d) Licensee and its Authorized Distributors each shall not in any manner take any action that would impair the value of, or goodwill associated with, such Licensor Marks and with the Licensor Technology.

3.   Royalties and Support Fees Payable by Hummingbird to Viisage

     3.1 Fees. In consideration for the license granted to Hummingbird under this Agreement and other rights and benefits granted hereunder, Hummingbird agrees to pay the fees specified in Exhibit B ("Viisage Fees" as defined therein) according to the payment terms provided for therein. Hummingbird's Authorized Distributors shall be required to pay the same Viisage Fees, and Hummingbird shall be responsible for ensuring payment to Viisage of the Viisage Fees payable by Hummingbird's Authorized Distributors.

     3.2 Payments. All payments to be made pursuant to this Section 3 shall be made in United States Dollars. Late payments shall bear interest at the then prime rate published in the Wall Street Journal plus 4%.

     3.3 Taxes. Hummingbird shall pay any duties and excise taxes, now or hereafter applied on the sale, transportation, import, export, licensing or use of Hummingbird Applications, including sales tax, value added tax or similar tax. Any taxes imposed by government or any amount in lieu thereof, including interest and penalties thereon, paid or payable at any time by Viisage in connection with Viisage's license to Hummingbird, exclusive of taxes based on Viisage's net income, shall be borne by Hummingbird .

     3.4 Periodic Reports, Audits. On a quarterly basis Hummingbird will furnish to Viisage a report of revenues generated from Hummingbird Applications, including gross sales and sublicense fees from sales of Hummingbird Applications by Hummingbird and its Authorized Distributors, and including Customer information if requested by Viisage. During the term of this Agreement and for six (6) months after termination, at Viisage's reasonable request and at its expense, at mutually agreeable times, Viisage or its agent or representative will

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be provided reasonable access during normal business hours to Hummingbird's and its Authorized Distributors' books and records for purposes of inspecting and auditing books and records relating to this Agreement, the distribution and licensing of Hummingbird Applications, and the fees due to Viisage pursuant to this Agreement.

4.   Royalties and Support Fees Payable by Viisage

     4.1 Fees. In consideration for the license granted to Viisage under this Agreement and other rights and benefits granted hereunder, Viisage agrees to pay the fees specified in Exhibit C ("Hummingbird Fees" as such are defined therein), according to the payment terms provided for therein. Viisage's Authorized Distributors shall be required to pay the same Hummingbird Fees, and Viisage shall be responsible for ensuring payment to Hummingbird of the Hummingbird Fees payable by Viisage's Authorized Distributors.

     4.2 Payments. For the first one million dollars ($1,000,000) of Hummingbird Fees payable to Hummingbird by Viisage pursuant to this Agreement, the Hummingbird Fees shall be payable in shares of the common stock of Viisage ("Shares"), based on a price per share of $4.50 (the "Share Price"). The number of Shares payable to Hummingbird in satisfaction of the Hummingbird Fees shall be calculated at the end of each quarter dating from the Effective Date and shall be determined by dividing the total amount of Hummingbird Fees by the Share Price. Any additional Hummingbird Fees shall be paid in United States dollars according to the payment terms provided in Exhibit C.

     4.3  Registration of Shares.

     (a) Hummingbird acknowledges and understands that prior to the registration of the Shares as provided below, the Shares are "restricted securities" as defined in Rule 144 promulgated under the Securities Act of 1933, as amended. Hummingbird understands that no disposition or transfer of the Shares may be made in the absence of (i) an opinion of counsel, in form and substance reasonably satisfactory to Viisage, that such transfer may be made without registration under the Securities Act or (ii) such registration.

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     (b)  Viisage agrees that, no later than (i) six months after the date of this Agreement or (ii) the date on which Shares are first issued to Hummingbird hereunder, whichever is later, it will prepare and file with the Securities and Exchange Commission ("Commission") a registration statement under the Securities Act (the "Registration Statement"), so as to permit the public resale of the Shares by Hummingbird. Hummingbird agrees that, if applicable, Viisage may convert any Registration Statement filed on Form S-1 (or similar long-form registration statement) to a short-form Registration Statement on Form S-3 by post-effective amendment if Viisage in good faith determines that such conversion is advisable or desirable. Viisage will maintain the Registration Statement filed hereunder (or any post-effective amendment) effective under the Securities Act until all of the Shares have been sold pursuant to such Registration Statement or all Shares then held by Hummingbird are eligible to be sold under an exemption from the registration requirements of the Securities Act. All fees, disbursements and out-of-pocket expenses and costs incurred by Viisage in connection with the preparation and filing of the Registration Statement shall be borne by Viisage. Hummingbird shall bear the cost of underwriting and/or brokerage discounts, fees and commissions, if any, applicable to the Shares being registered and the fees and expenses of its counsel.

     (c) Nothing herein shall preclude Viisage from selling securities, or including selling shareholders other than Hummingbird, under any Registration Statement filed in satisfaction of this Section 4.3.

     (d) If, at any time or from time to time after the effective date of any Registration Statement, Viisage notifies Hummingbird in writing of the existence of a Potential Material Event (as defined below), Hummingbird shall not offer or sell any Shares or engage in any other transaction involving or relating to the Shares from the time of the giving of notice with respect to a Potential Material Event until Hummingbird receives written notice from Viisage that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event. If a Potential Material Event occurs prior to the date the Registration Statement is required to be filed, then Viisage's obligation to file such Registration Statement shall be delayed without penalty for not more than thirty (30) days. "Potential Material Event" means any of the following: (a) the possession by Viisage of material information not ripe for disclosure in a registration statement, as determined in good faith by Viisage that disclosure of such information in a Registration Statement would be detrimental to the business and affairs of Viisage; or (b) any material engagement or activity by Viisage which would, in the good faith determination of Viisage, be adversely affected by disclosure in a registration statement at such time, which determination shall be accompanied by a good faith determination by Viisage that the Registration Statement would be materially misleading absent the inclusion of such information.

     (e) Hummingbird will cooperate with Viisage in all respects in connection with the Registration Statement, including timely supplying all information reasonably requested by Viisage (which shall include all information regarding Hummingbird and the proposed manner of sale of the Shares required to be disclosed in any Registration Statement) and executing and returning all documents reasonably requested in connection with the registration and sale of the Shares and entering into and performing its obligations under any underwriting agreement, if the offering is an underwritten offering, in usual and customary form, with the managing underwriter or underwriters of such underwritten offering. Any delay or delays caused by Hummingbird's

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failure to cooperate as required hereunder shall extend the period in which
Viisage is required to file the Registration Statement.

     4.4 Taxes. Viisage shall pay any duties and excise taxes, now or hereafter applied on the sale, transportation, import, export, licensing or use of Viisage Applications, including sales tax, value added tax or similar tax. Any taxes imposed by government or any amount in lieu thereof, including interest and penalties thereon, paid or payable at any time by Hummingbird in connection with Hummingbird's license to Viisage, exclusive of taxes based on Hummingbird's net income, shall be borne by Viisage.

     4.5 Periodic Reports, Audits. On a quarterly basis Viisage will furnish to Hummingbird a report of revenues generated from the Viisage Applications, including gross sales and sublicense fees from sales of Viisage Applications by Viisage and its Authorized Distributors, and including Customer information if requested by Hummingbird. During the term of this Agreement and for six (6) months after termination, at Hummingbird's reasonable request and at its expense, at mutually agreeable times, Hummingbird or its agent or representative will be provided reasonable access during normal business hours to Viisage's books and records for purposes of inspecting and auditing books and records relating to this Agreement, the distribution and licensing of the Viisage Applications, and the fees due to Hummingbird pursuant to this Agreement.

5.   Publicity; Marketing

     5.1 Publicity. Each Party shall obtain the other Party's prior written approval for all press releases and similar publications relating to use of Applications.

     5.2 Marketing and Support. During the term of this Agreement, the Parties agree to cooperate in their marketing activities and may from time to time engage in joint promotional activities. The Parties agree to work together to avoid any channel conflicts when selling their respective Applications to Customers.

6.   Sublicense Terms and Conditions

     6.1 Sublicense Terms and Conditions relating to Viisage Technology. All Customer Contracts shall include sublicensing terms which are materially similar to the terms provided on Exhibit D attached hereto, as may be amended from time to time by Viisage, and shall be subject to the reasonable approval of Viisage, such approval not to be unreasonably withheld or delayed. Viisage shall have the right, in its discretion, to withhold its approval of any terms which materially conflict with the substance of the terms set forth on Exhibit D. Viisage shall have no liability, and Hummingbird shall indemnify Viisage, with respect to any terms or conditions that Hummingbird or its Authorized Distributors include that vary from sublicensing terms that have been approved by Viisage in writing.

     6.2 Sublicense Terms and Conditions relating to Hummingbird Technology. All Customer Contracts shall include sublicensing terms which are materially similar to the terms provided on Exhibit E attached hereto, as may be amended from time to time by Hummingbird, and shall be subject to the reasonable approval of Hummingbird, such approval not to be unreasonably withheld or delayed. Hummingbird shall have the right, in its discretion, to

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withhold its approval of any terms which materially conflict with the substance of the terms set forth on Exhibit E. Hummingbird shall have no liability, and Viisage shall indemnify Hummingbird, with respect to any terms or conditions that Viisage or its Authorized Distributors includes that vary from sublicensing terms that have been approved by Hummingbird in writing.

     6.3 Limitation on Representations. Licensee and its Authorized Distributors shall not make any representations or warranties to any third party as to the specifications, capabilities, or performance of the Licensor Technology, except with Licensor's prior written consent, which consent may be withheld by Licensor in its sole discretion.

7.   Support and Training

     7.1 Training. Licensor will provide a reasonable number of Licensee personnel with training on how to use and support the Licensor Technology from time to time during the term of this Agreement at no charge to Licensee, provided that Licensee shall be responsible for all travel and related expenses incurred by Licensee. Such training shall be conducted at mutually agreeable times at the Licensor's headquarters unless the parties agree to hold the training sessions at another location.

     7.2 Engineering Assistance Provided. From time to time in its sole discretion, Licensor may offer to Licensee product coordination and software application support from Licensee's engineering staff at Licensor's then current commercial rates and according to Licensor's then current payment terms, and subject to availability.

     7.3 Customer Support. Licensee shall be solely responsible for, and agrees to provide, or require its Authorized Distributors to provide, adequate installation services and support to Customers for Licensee Applications.

     7.4 Licensee's Rights to Enhancements and Upgrades. Licensee and its Authorized Distributors shall have a non-transferable, non-exclusive right and license to receive, use and sublicense to Customers upgrades and enhancements to Licensor Technology that are made available for commercial use by Licensor during the term of this Agreement for the Support Fees provided for in Section 3 and 4 of this Agreement, as applicable. Upgrades and enhancements to Licensor Technology shall be subject to the same terms and restrictions on use as the Licensor Technology.

8.   Representations and Warranties; Limitations of Remedies

     8.1 Mutual Representations and Warranties. Each of the parties represents and warrants that: (a) it is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and all necessary action, corporate or otherwise, has been taken by it to execute, deliver, and perform this Agreement; and the execution, delivery, and performance of this Agreement does not violate any applicable charter or bylaws; and (b) the execution and performance of this Agreement does not, and will not breach, any duty owed by said party to any other person, corporation, or entity.

     8.2 THE LICENSORS' TECHNOLOGY, DOCUMENTATION, AND APPLICATIONS ARE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND,

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EITHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED
WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. LICENSORS DO NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THEIR RESPECTIVE TECHNOLOGY AND APPLICATIONS WILL MEET LICENSEES' OR ANY AUTHORIZED DISTRIBUTORS' OR CUSTOMER'S REQUIREMENTS, OR THAT OPERATION OF THE LICENSORS' TECHNOLOGY THEREIN WILL BE UNINTERRUPTED OR ERROR FREE.

     8.3 Exclusion of Consequential Damages. IN NO EVENT SHALL LICENSOR BE LIABLE TO LICENSEE, SUB-CONTRATORS, AUTHORIZED DISTRIBUTORS, OR ANY CUSTOMER OR OTHER END USER FOR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOST OPPORTUNITIES, COSTS OF DELAY, ANY FAILURE OF DELIVERY, COSTS OF LOST OR DAMAGED DATA OR DOCUMENTATION, OR LIABILITIES TO THIRD PARTIES ARISING FROM ANY SOURCE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WITH THE EXCEPTION OF ANY DAMAGES ARISING UNDER SECTION 10.

     8.4 Aggregate Limit. IN NO CASE SHALL THE AGGREGATE AMOUNT OF DAMAGES PAYABLE BY LICENSOR TO LICENSEE OR TO A LICENSEE'S AUTHORIZED DISTRIBUTOR FOR ANY CLAIM ARISING FROM THE LICENSOR'S TECHNOLOGY, APPLICATIONS, OR THIS AGREEMENT EXCEED THE AMOUNTS PAID BY LICENSEE OR AUTHORIZED DISTRIBUTOR TO LICENSOR, RESPECTIVELY, PURSUANT TO SECTION 3 (FOR VIISAGE AS LICENSOR) and
SECTION 4 (FOR HUMMINGBIRD AS LICENSOR) UNDER THIS AGREEMENT, DURING THE SIX MONTH PERIOD PRIOR TO SUCH CLAIM, WITH THE EXCEPTION OF CLAIMS ARISING UNDER
SECTION 10.

 9.  Confidentiality; Non-Solicitation; Conflicting Obligations

     9.1 Non-Disclosure. Each Party will keep confidential and will not disclose to any third party, or appropriate for its own use or for the use of any third party (except as contemplated under this Agreement and in accordance with the terms herein), any Confidential Information received from the other Party, and will take reasonable precautions to protect such information from unauthorized disclosure, except that a party may disclose Confidential
Information: (a) to its employees or representatives who need to know to further the purposes of the Agreement, and (b) as required by law, regulation, or court order. If a Party is legally compelled to disclose Confidential Information of the other Party hereto, said Party will provide the other Party with prompt prior written notice and an opportunity (if then available) to contest the propriety of such order or subpoena (or to arrange appropriate safeguards against any further disclosure by the entity seeking to compel disclosure of such Confidential Information). For purposes of this Agreement, "Confidential Information" means confidential or proprietary information or material of the disclosing Party, including, without limitation, intellectual property, trade secrets, computer programs, technology, data, specifications, and know-how. "Confidential Information" will not include those portions of information that are: (a) in the public domain through no unlawful act or fault of the receiving Party, or (b) provided by a third party who was free to lawfully disclose it. Authorized Distributors shall similarly agree to this provision.

     9.2 Non-Solicitation. The Parties acknowledge that each Party has incurred substantial effort and expense in locating and training their respective personnel. Accordingly, and as a material inducement to entering into this Agreement, the Parties hereby agree that, except as expressly agreed to by the Parties, neither they, nor their affiliates, successors or assigns shall directly or indirectly solicit or accept solicitations to hire, or hire, or otherwise retain the services of the other Party's personnel at any time while this Agreement is in effect or within one (1) year thereafter without the other Party's prior written consent in each instance.

     9.3 Conflicting Obligations. Each Party represents that the Party does not have any existing obligations or duties or arrangements with third parties that would interfere with its ability to perform under this Agreement and each party agrees not to enter into or undertake any arrangements that would interfere with, undermine, or conflict with its obligations under this Agreement.

     9.4 Equitable Remedies. The Parties acknowledge that the restrictions set forth in this Section 9 in this Agreement are reasonable to protect the other party's business interests. Accordingly, the Parties acknowledge that a violation of a provision of this Section 9 would cause immediate and irreparable harm to the other Party. Therefore, the Parties agree that in addition to any other legal and/or equitable relief of remedies available to the other Party for enforcement of the terms of this Section 9, the other Party shall be entitled to injunctive relief against any violation of this Section 9.

10.  Indemnification

     10.1 Licensor Indemnification. Licensor shall defend or, at its option, settle any claim or proceeding brought against Licensee or its Authorized Distributors to the extent that it is based on an assertion that the Licensor Technology infringe any United States patent or copyright of any third party, and shall indemnify Licensee against all costs, damages, and expenses (including reasonable attorneys fees) incurred by Licensee which result from any such claim, provided that Licensor shall have no liability hereunder unless (i) Licensee gives prompt written notice of any such claim or proceeding to Licensor, (ii) Licensor has sole control of the defense of any such claim or proceeding and all negotiations for its compromise or settlement, and (iii) Licensee reasonably cooperates in the defense and settlement thereof and does not admit liability or settle such claim without Licensor's written consent. In the event that Licensor Technology or any part thereof is likely to become, in Licensor's opinion, or become, the subject of a claim, suit, proceeding, or action for infringement or misappropriation of a United States patent or copyright or trade secret, Licensor shall have the right, at its option and expense, to perform one of the following in its discretion: (a) replace Licensor Technology with compatible, functionally equivalent non-infringing technology;
(b) modify Licensor Technology to make them non-infringing without impairing Licensee's ability to use and operate Licensor Technology in accordance with Licensor Documentation; or (c) procure, at no increased cost to Licensee, the right to continue using Licensor Technology.

     10.2 Non-Infringing Releases. If Licensor supplies, at its expense, a non-infringing release of Licensor Technology or non-infringing replacement products, Licensee and its Authorized Distributors shall require the Customer to permit installation of such non-infringing releases or products on its system or hardware and terminate use of prior release(s) of Licensee Applications.

     10.3 No Liability. Licensor shall have no liability to Licensee that is based on or arises out of the use of the Licensee Applications or any component thereof when any modification not authorized in writing by Licensor causes infringement, where the infringement is attributable in whole or in part to Licensee Application, or where the combination of Licensor Technology with other hardware or software not licensed, provided by, or approved by Licensor causes the infringement.

     10.4 Discontinuance of Products. If, in its judgment, Licensor deems that, due to a claim or proceeding based on alleged infringement, it is not commercially feasible for Licensor to implement the remedies specified in 10.1(a) through (c) above, Licensor may require Licensee, upon thirty (30) days written notice, to terminate the use of Licensor Technology. Thirty days after notice to cease the use of Licensor Technology, including use in Licensee Applications, the Agreement shall terminate as to the Licensor Technology involved, and Licensee shall receive reasonable compensation on a pro-rated basis, as determined by Licensor acting in good faith, for fees paid under Sections 3 or 4 as applicable.

     10.5 Indemnification by Licensee. Licensee shall indemnify Licensor and its directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any claim, investigation, litigation or other proceeding (including any threatened investigation or litigation or other proceedings) relating to any act or service performed by Licensee or Licensee's sub-contractors or Authorized Distributors hereunder, or arising from the use or sublicense by Licensee and its Authorized Distributors of Licensee Applications, including without limitation the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the person to be indemnified and any losses attributable to claims under Section 10.1).

11.  Term and Termination

     11.1 Term. The Agreement shall commence upon the date first set forth above and shall continue for a term of three (3) years unless it is sooner terminated as provided for herein or by the mutual written agreement of the parties. This Agreement shall automatically renew for one (1) additional three (3) year terms unless either party provides written notice of that party's intent to terminate the Agreement at least thirty (30) days prior to the anniversary of any one year period. The terms of any sublicensing agreements with Authorized Distributors shall not extend beyond the term of this Agreement, and shall terminate with this Agreement.

     11.2 Default. If either Party materially breaches any of its non-monetary obligations under this Agreement and any such breach continues for a period of thirty (30) days after it receives written notice of such breach (provided that if the breach is curable, the thirty (30) day period shall be extended while the breaching party diligently pursues a cure), then the non-breaching party shall have the right to terminate its obligations under this Agreement, effective upon written notice to the breaching party. A breach of the terms of this Agreement by Licensee's Authorized Distributor shall be treated as a breach by Licensee and Licensee shall be responsible for remedying the breach and/or terminating the Authorized Distributor.

     11.3 Termination by Licensor. In addition to the foregoing, Licensor may terminate this Agreement in the following circumstances:

          11.3.1 Immediately upon notice if Licensee or Licensee's sub-contractors commit a material breach of any of their obligations concerning the scope of use or the protection of the Licensor Technology, or Confidential Information; or

          11.3.2 Immediately upon notice if Licensee's Authorized Distributor commits a material breach of any of its obligations concerning the scope of use or protection of the Licensor's Technology or Applications, or Confidential Information and Licensee fails to take appropriate action, including termination of its agreement with the breaching Authorized Distributor; or

          11.3.3 Immediately upon notice if Licensee (a) seeks the liquidation, reorganization, dissolution or winding-up of itself, (b) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its assets, (c) makes a general assignment for the benefit of its creditors, (d) commences a voluntary case under the applicable bankruptcy laws, or (e) files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, or is reasonably likely to engage in any of the above (and Licensee agrees to terminate any of its Authorized Distributors who takes any of the above actions); or

          11.3.4 Immediately upon notice if a proceeding or case shall be commenced or is reasonably likely to commence against Licensee without the application or consent of Licensee and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the following shall be entered and continue unstayed and in effect, for a period of sixty (60) days from and after the date service of process is effected upon the party, seeking (a) Licensee's liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of Licensee or of all or any substantial part of its assets, or (c) similar relief in respect of Licensee under any law relating to bankruptcy, insolvency, reorganization, winding-up or the composition or readjustment of debts (and Licensee agrees to terminate any Authorized Distributor who is subject to any of the above actions or events).

     11.4 Consequences. Upon termination of this Agreement, the License to use the Licensor Technology shall terminate, and Licensee shall, unless otherwise agreed to by Licensor in writing, (a) destroy or promptly return to Licensor all copies of the Licensor Technology and Licensor Documentation and any other Confidential Information, (b) cease to use and distribute Licensee Applications, and (c) cease to use any Licensor Marks, and ensure that its sub-contractors do the same. Following the termination of this Agreement, each existing Customer as of the date of termination shall have the right to continue to use the Licensee Applications pursuant to Customer Contracts existing as of the date of termination, provided that the amounts specified in Section 3.1 or Section 4.1, as appropriate, are paid to Licensor and that Licensee shall continue to support existing Customer Contracts. In no event shall the termination of this Agreement relieve Licensee of its obligation to pay the amounts payable to Licensor hereunder. Licensee shall require the same conditions of any of its terminated Authorized Distributors (including amounts payable by its Authorized Distributors).

12.  Government Regulations, Government Users, and Foreign Corrupt Practices Act

     12.1 Licensee is familiar with the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended (the "FCPA"), its purposes and the rules and regulations promulgated thereunder, and has not made or taken any action which would cause Licensee to be in violation of the FCPA. There is not now, nor has there ever been, any employment of or beneficial ownership of Licensee or sub-contractors or Licensee's Authorized Distributors by any governmental or political official in any country in the world.

     12.2 Licensee shall indemnify Licensor and its directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses (including reasonable attorney's fees) incurred by any of them arising out of or by reason of any pending or threatened investigation of litigation or other proceedings relating to any violation or suspected violation of the provisions of the FCPA which gives rise to such investigation, litigation or other proceedings relating to actions or activities of Licensee or its Authorized Distributors.

     12.3 If the terms of this Agreement are such as to require or make it appropriate that this Agreement or any part of it to be registered with or reported to any national or supranational agency in any area in which Licensee will do business hereunder, Licensee will, at its expense, promptly undertake such registration or report and will supply prompt notice and appropriate verification of any such registration or report and any agency ruling resulting therefrom.

     12.4 All Licensor Technology is provided with RESTRICTED RIGHTS under Federal Acquisition Regulations and agency supplements to them. Use, duplication or disclosure by the Government of the United States of America, its agencies or instrumentalities is subject to restriction as set forth in subparagraph
(c)(1)(ii) of the Rights in Technical Data and Compute Software clause at DFAR 252,227-7013, or subparagraphs (c)(1) and (2) of the Commercial Computer Software - Restricted Rights Clause at 48 CFR 52.227-19, as applicable, or successor provision.

13.  Products Orders and Delivery

     13.1 Licensee shall place orders for Licensor Technology during the term of this Agreement via Licensor standard purchase orders transmitted to Licensor. Shipments shall be made to Licensee at the address provided in Section 14.5 unless otherwise agreed to by the parties. Risk of loss of Licensor Technology shall pass to Licensee upon delivery by Licensor to Licensee.

     13.2 Licensor will provide Licensee with Licensor Technology within ten
(10) days or receipt of a purchase order from Licensee. Licensor shall be entitled to an additional two (2) weeks to deliver Licensor Technology upon request by Viisage.

     13.3 Inspection and Acceptance Licensee shall inspect Licensor Technology immediately upon delivery and shall, within seven (7) calendar days, give written notice to Licensor of any claim for damages or shortages, and written notice to Licensee for any defects in the Licensor Technology. If Licensee fails to give any such notice the Licensor Technology be deemed accepted for all purposes of this Agreement.

14.  Miscellaneous

     14.1 Survival. The terms and conditions of Sections 2.2, 2.4, 2.5.3, 3.4, 4.5, 6, 8, 9, 10, 11.4, and 12 shall survive the termination of this Agreement.

     14.2 Force Majeure. Neither party to this Agreement shall be liable for any delay in its performance or failure to perform (other than payment of sums due) resulting from causes beyond its control and not attributable to its fault or negligence, including, but not limited to, electrical or other utilities failure (including telecommunications failure), delays in or failures of performance by the other party, acts of civil or military authority, acts of God or of the public enemy, war, civil disorder, embargo, strike, fire, or natural disaster (each, a "Force Majeure Event"). Neither party shall be liable for any damages or other claims resulting from a Force Majeure Event or termination as a result thereof as provided in this section.

     14.3 Further Assistance. Each party agrees to execute and deliver, or cause to be executed and delivered, such further instruments and do and cause to be done such further acts and things that may be necessary or as the other party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out the provisions and purposes of, or to better assure and confirm unto such other party its rights and remedies under, this Agreement.

     14.4 Independent Contractors. This Agreement shall not constitute or otherwise imply a joint venture, partnership, employment relationship, or any other form of business association of any kind. Each party to this Agreement shall act as an independent contractor.

     14.5 Notice. All notices under this Agreement shall be in writing and sent by overnight courier service or hand-delivered, or by e-mail or facsimile transmission with a confirmatory copy sent in writing by overnight mail, to each applicable party at the address set forth below or at such other address as to which such party may inform the other parties in writing in compliance with the terms of this Section:

     If to Viisage:               Viisage Technology, Inc.
                                  Att: President
                                  30 Porter Road
                                  Littleton, MA  01660
                                  Telephone: (978) 952-2200
                                  Telecopier: (978) 952-2218

     If to Hummingbird:           Hummingbird Defense Systems
                                  Attn: President
                                  2415 E. Camelback Road, Suite 700
                                  Phoenix, Arizona 85016

     14.6 Assignment; Binding Effect. Licensee shall not assign this Agreement or the License granted hereunder except as mutually agreed upon in writing. Viisage shall have the right to assign its rights and obligations under this Agreement in its discretion. This Agreement shall be binding upon and enforceable by and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     14.7 Severability. If any one or more of the provisions contained in the Agreement is or become invalid, illegal or unenforceable in any jurisdiction or in any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired and, in such case, the Parties hereto oblige themselves to reach the purpose of the invalid provisions by a new, valid and legal stipulation.

     14.8 Miscellaneous. This Agreement, including all exhibits hereto and any non-disclosure agreements entered into by the Parties relating to this Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous oral or written agreements. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its choice of law rules, and the Parties (and sub-contractors and Authorized Distributors) agree to be subject to the jurisdiction of the courts of the Commonwealth of Massachusetts and the federal courts located therein. This Agreement may not be modified or amended except by a writing which is signed by the duly authorized representatives of each of the Parties. The failure of either Party to exercise any right or the waiver by either Party of any breach, shall not prevent a subsequent exercise of such right or be deemed a waiver of any subsequent breach of the same of any other term of the Agreement. This Agreement may be executed in counterparts. Headings are for convenience only.

     Agreed, under seal, as of the date first set forth above.

HUMMINGBIRD DEFENSE             VIISAGE TECHNOLOGY, INC.
SYSTEMS INC.






By: /s/Stephen Greschner        By: /s/ Thomas J. Colatosti
Name:  Stephen Greschner        Name: Thomas J. Colatosti
Title:  CEO/H.DS.I.             Title:  President & CEO

                                    Exhibit A

                      Markets Included in Authorized Field

"Authorized Field" means use of Applications by Customers in the following market(s):

     All markets, worldwide, with the exception of use in Korea and use in connection with access control and surveillance systems used by owners and operators of pipe lines and power plants and use in connection with automated cashier machine technologies used in gaming environments (collectively "Excluded Fields"); provided that certain Customers within the Excluded Fields may be included in the Authorized Field with the prior written consent of Viisage and of its exclusive licensees in such Excluded Fields.

     Viisage Facial Recognition Products and Technology Licensed Under this
                                   Agreement

"Viisage Technology" shall mean the executable machine code of the Viisage facial recognition products and technology that are made commercially available to vendors and licensees during the term of this Agreement.

     Hummingbird Products and Technology Licensed Under this Agreement

"Hummingbird Technology" shall mean:

     All existing PECOS command and control software products existing on the date this Agreement is executed and any new versions and modifications of such products and any related products existing or developed by Hummingbird during the term of this Agreement.

                                    Exhibit B

                       License Fees Payable by Hummingbird



Fees set forth on Viisage Authorized Dealer Price Schedule rev. 3/1/02.


                           VIISAGE HDSI CONFIDENTIAL

Authorized HDSI Price Schedule
Facial recognition Products /4,5/                                         [LOGO]

                                                          HDSI Order Quantity/1/

------------------------------------------------------------------------------------------------------------
FacePASS/TM/ Access Control (A/C)/2,7/                                 1 to 99     100 to 199  200 to 299/3/
------------------------------------------------------------------------------------------------------------
  FacePASS A/C       . Single CPU license
   Software          . Capability to support maximum of 4 doors per     $850.00     $680.00      $510.00
                       CPU
------------------------------------------------------------------------------------------------------------
  FacePASS A/C       . Single door ACU
 Door Unit(ACU)      . Integrates lighting, video camera and audio     $1275.00    $1147.00     $1020.00
                       speaker
------------------------------------------------------------------------------------------------------------
  FacePASS A/C       . Wiegand pass-through relay box
    Wiegand          . Capability to support maximum of 4 doors        $1530.00    $1377.00     $1224.00
   Controller
------------------------------------------------------------------------------------------------------------
                     . Single door solution
                     . Capability to expand to maximum of 4 doors
                       using additional ACUs
  FacePASS A/C       . Includes:                                       $2550.00    $1912.50     $1657.50
    Solution            . Single CPU license
                        . Single door ACU
                        . Image capture board
                     . Requires Wiegand Controller
------------------------------------------------------------------------------------------------------------
  FacePASS A/C
   Software          . Annual software maintenance agreement - per      $212.50     $212.50      $212.50
 Maintenance/6/        license
------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
FaceFINDER(TM) Surveillance Solution/2,7/                     1 to 49      50 to 99      100 to 199    200 to 299/3/
---------------------------------------------------------------------------------------------------------------------
  SecureFLIGHT(TM)   . Free standing tower
   Surveillance      . Integrates lighting, video camera      $4250.00     $3825.00       $3400.00       $2975.00
      Tower            and audio speaker for session
                       surveillance
---------------------------------------------------------------------------------------------------------------------
  FaceFINDER         . Single CPU license
 Surveillance        . High-performance image                 $8500.00     $4250.00       $3400.00       $2550.00
   Software            acquisition and matching
---------------------------------------------------------------------------------------------------------------------
  FaceFINDER         . Annual software maintenance            $1700.00      $850.00        $680.00        $510.00
   Software            agreement - per license
 Maintenance/6/
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
FaceEXPLORER(TM) Large Database Solutions                               -              -              -
---------------------------------------------------------------------------------------------------------------------
  FaceEXPLORER
 Large Database      . Solutions are custom tailored to specific      By Quote       By Quote       By Quote
   Solutions           customer applications
---------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
Consulting Services                                                                  Per Hour
------------------------------------------------------------------------------------------------
  . Viisage biometric facial recognition consulting services - plus expenses          $165.75
------------------------------------------------------------------------------------------------

 NOTES:   1. Pricing reflects total quantity ordered on single purchase order.
          2. See product specification for details.
          3. Contact Viisage for additional quantity pricing.
          4. Pricing does not include CPUs, cables, readers, networking or installation.
          5. Software products are covered by Viisage's Standard 1-year Warranty. Other products are covered by manufacturers warranty. Contact Viisage for details.
          6. Annual software maintenance includes in-version upgrades only.
          7. Hardware extended service agreements are available. Contract Viisage for details.

(C) 2002 Viisage Technology      03/01/02  rev 1.03H    PRICES SUBJECT TO CHANGE

                                  Payment Terms

All prices are in U.S. dollars and shall be made by bank wire transfer to an account designated by Viisage.

Viisage Fees are payable on a quarterly basis dating from the effective date of this Agreement, on the last business day of each such quarter.

                                    Exhibit C

                         License Fees Payable by Viisage


Fees set forth on Hummingbird Authorized Dealer Price Schedule furnished to Viisage.

For payment received in Shares, the recipient of such Shares agrees to sign a standard investment representation letter confirming, among other things, status as an accredited investor under the federal securities laws.


                                                   ==============

Hummingbird Defense Systems, Inc.                       HDSI
Viisage Proprietary Price Schedule
                                                   ==============

--------------------------------------------------------------------------------
                                          Suggested
HDSI Specific Equipment                     Retail     Distributor      Viisage
--------------------------------------------------------------------------------
 PECOS License            .              $48,500.00    $30,000.00     $20,000.00
--------------------------------------------------------------------------------
 Video Switch             .              $ 5,000.00    $ 5,000.00     $ 4,250.00
  (16 port)
--------------------------------------------------------------------------------
 Video Switch             .              $ 7,000.00    $ 7,000.00     $ 5,950.00
  (32 port)
--------------------------------------------------------------------------------
 Video Switch             .              $12,000.00    $12,000.00     $10,200.00
  (64 port)
--------------------------------------------------------------------------------
     CPU                  .              $ 6,000.00    $ 6,000.00     $ 5,100.00
--------------------------------------------------------------------------------
 Touch Screen             .              $ 2,000.00    $ 2,000.00     $ 1,700.00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                          Suggested
Peripheral-HDSI Equipment & Software        Retail     Distributor      Viisage
--------------------------------------------------------------------------------

   15" Display            .              $   500.00    $   500.00     $   450.00
--------------------------------------------------------------------------------
  Access Point            .              $ 2,000.00    $ 2,000.00     $ 1,700.00
--------------------------------------------------------------------------------
     PDA                  .              $ 1,100.00    $ 1,100.00     $   990.00
--------------------------------------------------------------------------------
   L3 Switch              .              $ 6,000.00    $ 6,000.00     $ 5,400.00
   (network)
--------------------------------------------------------------------------------
   Firewall               .              $ 7,000.00    $ 7,000.00     $ 6,300.00
--------------------------------------------------------------------------------
    Router                .              $ 7,000.00    $ 7,000.00     $ 6,300.00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                          Suggested
HDSI Wireless Components                    Retail     Distributor      Viisage
--------------------------------------------------------------------------------
  Mobile Guard FR
     License              .              $ 3,000.00    $ 3,000.00     $ 2,100.00
(per user 1-6 Qty)
--------------------------------------------------------------------------------
   Mobile Guard FR
       License            .              $ 3,000.00    $ 2,500.00     $ 1,600.00
(per user 7 + Users)
--------------------------------------------------------------------------------
NOTES:             1. Pricing reflects per site and per server license.


                                  Payment Terms

All prices are in U.S. dollars and shall be made as provided in Section 4.

Viisage Fees are payable on a quarterly basis dating from the effective date of this Agreement, on the last business day of each such quarter.

                                    Exhibit D

                           APPROVED SUBLICENSING TERMS

SECTION 1.  DEFINITIONS

As used in this Agreement, the following definitions shall apply:

     1.1    "Authorized Field" shall mean _________.

     1.2 "Confidential Information" shall mean the Products, Documentation, and other information that is identified by Licensor as confidential or proprietary. Confidential Information does not include information (a) already known to or independently developed by Licensee and which is not based upon or derived from Licensor's Confidential Information, (b) generally known to the public through no wrongful act or fault of Licensee, or (c) disclosed by a third party who has a right to do so without restriction as to disclosure thereof.

     1.3 "Documentation" shall mean the user training manual(s) and any other materials supplied by Licensor for use with the Products.

     1.4    "Licensor" shall mean _____________.

     1.5 "Products" shall mean the machine-readable object code of any software related to or incorporated into the products being licensed under this Agreement, as such are described in Exhibit ___ attached hereto, including any modifications, enhancements, or upgrades thereto.

SECTION 2.  GRANT OF LICENSE

     Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, a limited, non-exclusive, non-transferable license to use the Products, along with related Documentation, for internal end use only and only in the Authorized Field (the "License").

     The License granted authorizes the operation and use of the Products only by employees or agents of the Licensee ("Authorized Users") on the designated computer hardware authorized by Licensor ("Authorized Hardware") at the designated locations authorized by Licensor ("Authorized Locations"), and pursuant to the terms set forth herein. If the Products is installed on a network, access is restricted to Authorized Users at Authorized Locations on Authorized Hardware. Licensee will be responsible for ensuring that Authorized Users abide by the terms of this Agreement. The License is subject to third party proprietary rights which have been licensed to Licensor and, accordingly, this Agreement and the License granted hereunder are subject to all such third party's rights and restrictions.

SECTION 3.  NO OWNERSHIP RIGHTS

     The grant of the License hereunder does not grant Licensee any title to or ownership rights or interest in the Products, Documentation, or any part thereof. Licensee shall not have any right to sublicense, transfer, or assign the Products or any of its rights under this Agreement, or to modify, market, copy (except for back up purposes as expressly authorized herein), or distribute the Products or make the Products available to any person other than Authorized Users, or to create derivative works from the Products. This section shall survive the expiration or termination of this Agreement.

SECTION 4.  RESTRICTIONS ON USE OF PRODUCTS AND DOCUMENTATION

     4.1 Licensee may make and maintain no more than one archival copy of the Products to be used for backup purposes, and such archival copy shall contain all legends and notices and will be subject to the same restrictions as the original Products. Licensee may not otherwise copy or reproduce the Products and may not distribute the Products.

     4.2    Licensee may not copy or otherwise reproduce any Documentation.

     4.3 Licensee may not modify, create derivative works from, decompile, disassemble, translate, or reverse engineer the Products. Licensee shall not modify third party software embedded or contained in or provided with the Products.

     4.4 Licensee may not alter any proprietary markings on the packaging of the Products or on the Documentation, including copyright, trademark, and patent legends.

     4.5 This section shall survive the termination or expiration of this Agreement.

SECTION 5.  CONFIDENTIAL INFORMATION

     5.1 Licensee acknowledges that the Products and the Documentation contain Confidential Information. Licensee agrees to keep confidential and not to disclose the Confidential Information (except with the prior written consent of Licensor ) and to take the same precautions it takes in protecting its own confidential information (and in no event less than the industry standard) to ensure that no unauthorized persons have access to the Confidential Information and that no unauthorized copies are made, provided, however, that Licensee may disclose Confidential Information as required by law, regulation, or court order and to Licensee's employees or agents who have a need to receive or use such Confidential Information and who shall be obligated in a similar manner. If Licensee is legally compelled to disclose such Confidential Information, Licensee shall provide Licensor with prompt prior written notice of such requirement and an opportunity for Licensor to participate in such legal proceedings to the greatest extent possible.

     5.2 Upon expiration or termination of this Agreement, Licensee shall promptly return to Licensor all Confidential Information and copies of the Products or certify to Licensor that such Confidential Information and Products have been destroyed.

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     5.3    Licensee acknowledges that the restrictions on the use, duplication, and disclosure of the Confidential Information as set forth herein are reasonable to protect Licensor`s business interests. Licensee acknowledges that a violation of a provision of this section would cause immediate and irreparable harm to Licensor. Therefore, Licensee agrees that in addition to any other legal and/or equitable remedies available to Licensor for enforcement of the terms hereof, Licensor shall be entitled to injunctive relief against any violation of this section.

     5.4 This section shall survive the expiration or termination of this Agreement.

SECTION 6.  DISCLAIMER OF LIABILITY; LIMITATION ON DAMAGES.

     6.1 Licensor warrants that with normal use and service under ordinary operating conditions, the Products will perform substantially in accordance with accompanying Documentation for ninety (90) days after the date Licensor delivers the Products to Licensee or its authorized agent, provided that such Products have not been modified or altered by anyone other than Licensor or the third party that has licensed the Products to the Licensee. This warranty shall be void and shall not apply to Products in the event of modification without Licensors written consent, accident, neglect, misuse, failure to maintain a suitable operating environment, tampering, or any other event other than ordinary use.

     6.2 LICENSOR AND ANY THIRD PARTY FROM WHOM LICENSOR HAS LICENSED THE PRODUCTS DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT WITH RESPECT TO THE PRODUCTS AND DOCUMENTATION.

     6.3 LICENSOR AND ANY THIRD PARTY FROM WHOM LICENSOR HAS LICENSED THE PRODUCTS WILL NOT BE LIABLE FOR LOST PROFITS, LOST OPPORTUNITIES, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OR TORT DAMAGES ARISING OUT OF THIS AGREEMENT, EVEN IF LICENSOR OR SUCH THIRD PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     6.4 LICENSEE'S EXCLUSIVE REMEDY AGAINST ANY PARTY FOR NONPERFORMANCE OF THE WARRANTY SHALL BE LICENSOR'S CORRECTION OF ANY ERROR OR DEFECT IN THE PRODUCT OF WHICH LICENSEE HAS GIVEN NOTICE TO LICENSOR OR AN EQUITABLE REFUND OF THE AMOUNTS PAID TO LICENSOR HEREUNDER WHICH RELATE TO THE DEFECTIVE PRODUCTS. IN NO CASE SHALL THE AGGREGATE AMOUNT OF DAMAGES PAYABLE TO LICENSEE FROM ANY AND ALL PARTIES FOR ANY CLAIM ARISING FROM THE PRODUCTS OR THIS AGREEMENT (INCLUDING,WITHOUT LIMITATION, ITS WARRANTY AND INDEMNIFICATIONPROVISIONS) EXCEED THE AMOUNTS PAID BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT.

     6.5 This section shall survive the expiration or termination of this Agreement.

SECTION 7.  TERMINATION; RIGHTS AND OBLIGATIONS UPON TERMINATION

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     7.1    Licensor may terminate this Agreement in the event Licensee commits a material breach of any of its obligations concerning the scope of use or the protection of the Products, Documentation, or Confidential Information.

     7.2 Upon termination of this Agreement, Licensee's license to use the Products shall terminate, and Licensee shall immediately turn over to Licensor all copies of the Products, Documentation and any other Confidential Information relating to the Products and Documentation, and Licensee shall provide evidence to Licensor of having removed and erased completely any copies of the Products installed or recorded on any hard disk or other storage medium at all Authorized Locations (or new locations permitted by mutual written agreement under the Agreement, as well as any other location(s) where it may be found). Licensee shall return original magnetic media and Documentation provided by Licensor for the Products and any and all later releases that have been made available to Licensee.

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                                    EXHIBIT E

             Approved sub-licensing terms for Hummingbird Technology

{Same terms as Exhibit D}

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